Exhibit 2.4

AGREEMENT

BY AND AMONG

CERTAIN WHITE DIRECTOR SHAREHOLDERS,

THE COCA-COLA COMPANY

COCA-COLA IBERIAN PARTNERS, S.A.

And

SPARK ORANGE LIMITED

DATED AS OF AUGUST 6, 2015

THIS AGREEMENT, dated as of August 6, 2015 (the “Agreement”) by and among each of those persons whose names are listed in the table in the schedule to this Agreement (each of whom, a “White Director Shareholder”), The Coca-Cola Company, a Delaware corporation (“Red”), and Coca-Cola Iberian Partners, S.A., a company incorporated in Spain (registered number A-86.561.412), whose registered office is at Paseo de la Castellana, 259-C (Torre de Cristal), Floor 9, 28046, Madrid (“Olive”) and Spark Orange Limited, a private limited company incorporated in England (“Orange”).

RECITALS

WHEREAS, each of the White Director Shareholders are direct or indirect shareholders of Coca-Cola Enterprises, Inc. (“White”), a company incorporated in Delaware;

WHEREAS, in connection with the proposed combination of the businesses of White, Black and Olive (the “Combination Transactions”), White, Red, Olive and Orange have entered into the Transaction Master Agreement, dated as of the date hereof, by and among White, Red, Olive, Orange, Orange U.S. HoldCo, LLC (“US Holdco”) and Orange MergeCo, LLC (“US Mergeco”) (as may be amended from time to time, the “Transaction Master Agreement”). Capitalized terms used herein but not otherwise defined herein shall have the meaning given them in the Transaction Master Agreement;

WHEREAS, in connection with the Combination Transactions, White and Orange have entered into the Merger Agreement, dated as of the date hereof , by and among White, Orange, US Holdco and US Mergeco (as may be amended from time to time, the “Merger Agreement”);

WHEREAS, as a condition to the willingness of each of Olive, Orange and Red to enter into the Merger Agreement and the Transaction Master Agreement, Olive, Orange and Red have requested each White Director Shareholder to enter into this Agreement.

WARRANTIES AND UNDERTAKINGS

1.1 General. Each White Director Shareholder irrevocably and unconditionally undertakes, represents and warrants to each of Red and Olive that:

(a)	he/she is the record or beneficial owner of (or is otherwise able to control the exercise of all rights attaching to, including voting rights and the ability to procure or prevent the transfer of), the number of shares of the common stock of White, including through the ownership of options and phantom stock units to purchase such common stock, as set out in the table in the schedule to this Agreement (the “Owned Shares”);

(b)	he/she does not own, beneficially or of record, any shares of capital stock or other securities convertible or exercisable into capital stock, of White other than the Owned Shares;

(c)	he/she shall not, directly or indirectly other than in accordance with the terms of the Transaction Master Agreement sell, transfer, charge, exercise, encumber, grant any option (excluding by way of cashless exercise of options that are permitted to be exercised) over or otherwise dispose of or permit the sale, transfer, charging or other disposition or creation or grant of any other encumbrance or option of or over all or any of the Shares or interest in the Shares between the date of the Transaction Master Agreement and the Completion, except by gift or bequest, pursuant to commitments existing on the date hereof or 10b5-1 stock trading plans in effect on the date hereof; provided that the foregoing shall not prohibit the exercise by a White Director Shareholder of outstanding stock options that have an expiration date prior to Completion; and

(d)	he/she has full power and authority and the right (free from any legal or other restrictions), and will at all times continue to have all relevant power and authority and the right, to enter into and perform his/her obligations under this Agreement in accordance with its terms, and this Agreement constitutes a legal, valid and binding obligation of such White Director Shareholder, enforceable against such White Director Shareholder in accordance with its terms.

1.2	Miscellaneous

(a)	This Agreement shall terminate with respect to all White Director Shareholders upon the valid termination of the Transaction Master Agreement in accordance with the terms thereof.

(b)	This Agreement shall terminate, with respect to each individual White Director Shareholder, upon the earlier of such White Director Shareholder ceasing to be a director of White or it is publicly disclosed that such director will not become a director of Orange.

(c)	This Agreement shall be governed by, construed and interpreted in accordance with the laws of the State of Delaware. Any matter, claim or dispute, whether contractual or non-contractual, arising out of or in connection with this Agreement is to be governed by and determined in accordance with the laws of the State of Delaware and shall be subject to the exclusive jurisdiction of: (i) the Delaware Court of Chancery, and (ii) any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware).

SCHEDULE

Director	Number of Owned Shares of common stock of White and Registered Owner	Number of Owned Shares that are beneficially owned[1]
John F. Brock	1,299,367	5,335,325	[2]
Jan Bennink	0	19,097
Calvin Darden	0	77,980
L. Phillip Humann	39,172	190,868	[3]
Orrin H. Ingram	10,000	64,758
Thomas H. Johnson	10,000	48,359
Suzanne B. Labarge	0	67,719	[4]
Veronique Morali	0	23,140
Andrea L. Saia	1,000	19,185
Garry Watts	0	17,750
Curtis R. Welling	10,000	66,394
Phoebe A. Wood	0	41,799

[1]	Except as otherwise noted, represents stock units in the White Directors’ Deferred Compensation Plan that are vested but not distributable until the director has departed the board
[2]	Does not include stock units under the Directors’ Plan, but represents stock options, stock units and shares held in an irrevocable trust of which his spouse is trustee
[3]	Includes 12,399 stock options
[4]	Total includes 2,000 shares held indirectly by 1323876 Ontario, Inc. by Suzanne Labarge

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

By:	/s/ John F. Brock
John F. Brock

By:	/s/ Jan Bennink
Jan Bennink

By:	/s/ Calvin Darden
Calvin Darden

By:	/s/ L. Phillip Humann
L. Phillip Humann

By:	/s/ Orrin H. Ingram II
Orrin H. Ingram II

By:	/s/ Thomas H. Johnson
Thomas H. Johnson

By:	/s/ Suzanne B. Labarge
Suzanne B. Labarge

By:	/s/ Veronique Morali
Veronique Morali

By:	/s/ Andrea L. Saia
Andrea L. Saia

By:	/s/ Garry Watts
Garry Watts

By:	/s/ Curtis R. Welling
Curtis R. Welling

By:	/s/ Phoebe Wood
Phoebe Wood

COCA-COLA IBERIAN PARTNERS, S.A.

By:	/s/ Sol Daurella Comadran
Name: Sol Daurella Comadran
Title: Chairman

THE COCA-COLA COMPANY

By:	/s/ Robert J. Jordan, Jr.
Name: Robert J. Jordan, Jr.
Title: Vice President

SPARK ORANGE LIMITED

By:	/s/ Isabela Pérez Nivela
Name: Isabela Pérez Nivela
Title: Director